EXHIBIT 23.01

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

     We consent to the incorporation by reference in Registration Statement Nos. 333-87139, 333-87601, 333-94941, 333-41646, 333-46200, 333-46770, 333-55530, 333-56230, 333-60968, 333-68238, 333-70492, 333-89944 and 333-114970 on Form S-3 of Flextronics International Ltd. and Subsidiaries (the “Company”) and Registration Statement Nos. 333-42255, 333-71049, 333-95189, 333-34016, 333-34698, 333-46166, 333-55528, 333-55850, 333-57680, 333-60270, 333-69452, 333-75526, 333-101327, 333-103189 and 333-110430 on Form S-8 of the Company of our report dated June 14, 2004, relating to the consolidated financial statements of the Company as of March 31, 2004 and 2003, and for the years then ended, appearing in this Annual Report on Form 10-K of the Company for the year ended March 31, 2004.

/s/ DELOITTE & TOUCHE LLP

San Jose, California
June 14, 2004